Exhibit 99.1

Sensus Healthcare Reports Third Quarter 2022 Financial Results

Profitability continues with revenues up 64% to $9.0 million, diluted EPS of $0.11 compares with $0.01 a year ago

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (November 3, 2022) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological conditions, announces financial results for the three and nine months ended September 30, 2022.

Highlights from the third quarter of 2022 and recent weeks include the following (all comparisons are with the third quarter of 2021, unless otherwise indicated):

●	Revenues were $9.0 million, up 64% from $5.5 million

●	Net income was $1.8 million, or $0.11 per diluted share, compared with net income of $0.2 million, or $0.01 per diluted share

●	Exited the quarter with $37.6 million in cash and cash equivalents, and no debt

●	Adjusted EBITDA, a non-GAAP financial measure, was $2.3 million, compared with $0.5 million

●	Introduced the Silk™ laser hair removal system with blended wavelengths for all skin phototypes at the Fall Clinical Dermatology Conference

●	Two key opinion leaders presented research with the TransDermal Infusion System™ (TDI) in delivering finasteride for hair growth and onabotulinumtoxinA for hyperhidrosis at the Fall Clinical Dermatology Conference

●	Launched upgrades to the SRT-100 Vision™ system with new state-of-the-art, solid-state, high-frequency ultrasound and a new, ergonomically designed probe

●	Shipped the first of 10 TDI Systems ordered by Hair Enhancement Centers to provide needleless injections of U.SK Under Skin’s hair-growth serum Skin Savers Hair™

●	Shipped four SRT units to China

●	Expects continued growth in the fourth quarter and full-year profitability, noting economic headwinds and the impact of Hurricane Ian on several large customers in Florida

Management Commentary

“We continue to execute very well on our strategy and once again generated strong growth in revenues, and profits,” said Joe Sardano, chairman and chief executive officer of Sensus Healthcare. “We remain focused on our core dermatology business, providing products our customers and their patients need. To that end, we launched important upgrades to our premium SRT-100 Vision system that included new state-of-the-art, solid-state, high-frequency ultrasound, which provides the best view of the epidermis in the market and utilizes a new ergonomically designed probe employing single-use disposables. The Vision model has become our leading SRT product, helped by these design upgrades and our fair market leasing program. That said, higher interest rates are impacting physician ROI, but not demand.”

Mr. Sardano added, “Our recently acquired TransDermal Infusion System for the needleless and pain-free delivery of aesthetic medicines is generating significant attention at trade shows and medical conferences. Research by key opinion leaders Dr. Mark Nestor and Dr. Glynis Ablon continues to support our marketing efforts. At the Fall Clinical Dermatology Conference, Dr. Nestor presented his success with the TDI system to deliver onabotulinumtoxinA, better known as Botox, in hyperhidrosis patients, and Dr. Ablon presented on the ability of the TDI system to deliver finasteride for hair growth without pain. During the third quarter we took orders for 10 TDI systems from Hair Enhancement Centers, delivered one during the quarter, and expect to deliver the remaining nine before the end of the year.

“We continue to see good uptake on our service agreements, with approximately 40% of customers having committed to these agreements following the expiration of the one-year warranty. We expect service agreements to be a growing source of recurring revenue,” Mr. Sardano continued. “Of note, we believe the treatment of non-melanoma skin cancer is not impacted by economic uncertainty, but a recession could affect aesthetic procedures. The devastation from Hurricane Ian to large parts of Florida may impact fourth quarter sales as some of our largest customers have not yet reopened their clinics. However, we are continuing to plan for growth and expect additional hiring in our sales organization.”

Third Quarter Financial Results

Revenues for the third quarter of 2022 were $9.0 million, compared with $5.5 million for the third quarter of 2021. The 64% increase was driven by a higher number of units sold, increased service revenue and the impact of COVID-19 on 2021 results.

Cost of sales for the third quarter of 2022 was $3.1 million, compared with $2.3 million for the prior-year quarter. The increase was due to higher sales in 2022.

Gross profit for the third quarter of 2022 was $5.9 million, or 65.6% of revenues, compared with $3.2 million, or 57.9% of revenues, for the third quarter of 2021. The increases were driven by a higher number of units sold in 2022, service revenue on installed units and the impact of COVID-19 on 2021 results.

Selling and marketing expense for the third quarter of 2022 was $1.8 million, compared with $1.2 million for the third quarter of 2021. The increase was attributable to higher tradeshow and advertising expense.

General and administrative expense for the third quarter of 2022 was $1.2 million, compared with $1.1 million for the third quarter of 2021. The increase was primarily due to higher professional fees.

Research and development expense for the third quarter of 2022 was $0.7 million, unchanged from the prior-year quarter.

Provision for income taxes was $0.5 million for the third quarter of 2022, compared with no income tax provision for the prior-year quarter.

Net income for the third quarter of 2022 was $1.8 million, or $0.11 per diluted share, compared with net income of $0.2 million, or $0.01 per diluted share, for the third quarter of 2021.

Adjusted EBITDA for the third quarter of 2022 was $2.3 million, compared with $0.5 million for the third quarter of 2021. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the specific reasons these non-GAAP financial measures are provided.

Cash and cash equivalents were $37.6 million as of September 30, 2022, compared with $14.5 million as of December 31, 2021. The company had no outstanding borrowings under its revolving line of credit as of September 30, 2022 or December 31, 2021.

Nine Month Financial Results

Revenues for the first nine months of 2022 were $31.4 million, compared with $14.0 million for the first nine months of 2021. The 124% increase was driven by a higher number of units sold in 2022, service revenue on installed units and the impact of COVID-19 on 2021 results.

Cost of sales was $10.2 million for the nine months ended September 30, 2022, compared with $5.9 million for the nine months ended September 30, 2021. The increase was due to higher sales in 2022.

Gross profit for the first nine months of 2022 was $21.3 million, or 67.8% of revenue, compared with $8.1 million, or 58.0% of revenue, for the same period of 2021. The increases were driven by a higher number of units sold in 2022, service revenue on installed units and the impact of COVID-19 on 2021 results.

Selling and marketing expense was $4.8 million for the nine months ended September 30, 2022, compared with $3.5 million for the nine months ended September 30, 2021. The increase was primarily attributable to higher tradeshow, advertising and commission expense.

General and administrative expense was $3.6 million for the first nine months of 2022, compared with 3.5 million in the prior-year period. The increase was primarily due to higher professional fees.

Research and development expense of $2.3 million for the first nine months of 2022 was unchanged from the first nine months of 2021.

The Company reported other income of $12.9 million during the first nine months of 2022, which was mostly related to the gain on sale of a non-core asset. There was no other income in 2021.

Net income for the first nine months of 2022 was $21.4, or $1.28 per diluted share, compared with a net loss of $(1.2) million, or $(0.07) per share, for the prior-year period. Net income for the nine months ended September 30, 2022 excluding gain on sale of assets was $8.6 million, or $0.52 per diluted share.

Adjusted EBITDA for the first nine months of 2022 was $23.8 million, compared with $(0.4) million for the first nine months of 2021.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands)	2022	2021	2022	2021

Net income (loss), as reported	$1,829	$195	$21,415	$(1,199)
Add:
Depreciation and amortization	75	127	241	472
Stock compensation expense	40	204	137	324
Income Tax	450	-	2,168	-
Interest, net	(118)	-	(145)	-
Adjusted EBITDA, non GAAP	$2,276	$526	$23,816	$(403)

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss financial results for the third quarter of 2022, provide a business update and answer questions. To access the conference call, dial 866-777-2509 (U.S. and Canada Toll Free) or 412-317-5413 (International). The call will be webcast live and can be accessed at this link, or in the Investors section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available until December 3rd and can be accessed by dialing 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International), using replay code 4619519. An archived webcast of the call will also be available in the Investors section of the Company’s website.

About Sensus Healthcare

Sensus Healthcare, Inc. is a medical device company specializing in highly effective, non-invasive, minimally invasive and cost-effective treatments for both oncological and non-oncological conditions. Sensus offers its proprietary low-energy X-ray technology known as superficial radiation therapy (SRT), which is the culmination of more than a decade of research and development, to treat non-melanoma skin cancers and keloids with its SRT-100™, SRT-100+™ and SRT-100 Vision™ systems. With its portfolio of innovative medical device products, including aesthetic lasers and its needleless TransDermal Infusion System™, Sensus provides revolutionary treatment options to enhance the quality of life of patients around the world.

For more information, visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, “forward-looking statements.’’ In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of the following factors, among others: the continuation and severity of the COVID-19 pandemic, including its impact on sales and marketing; our ability to achieve profitability; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

At the present time, we do not expect that the Russian invasion of Ukraine and global geopolitical uncertainty will have any particular impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable.

In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our “Introductory Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:
LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
(in thousands, except share and per share data)	September 30,		September 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$9,010	$5,525	$31,428	$14,017
Cost of sales	3,136	2,324	10,150	5,885
Gross profit	5,874	3,201	21,278	8,132
Operating expenses:
Selling and marketing	1,807	1,180	4,753	3,502
General and administrative	1,160	1,082	3,564	3,499
Research and development	746	744	2,302	2,330
Total operating expenses	3,713	3,006	10,619	9,331
Income (loss) from operations	2,161	195	10,659	(1,199)
Other income (expense):
Gain on sale of assets	-	-	12,779	-
Interest income	119	-	147	1
Interest expense	(1)	-	(2)	(1)
Other income (expense), net	118	-	12,924	-
Net Income (loss) before income tax	2,279	195	23,583	(1,199)
Provision for income tax	450	-	2,168	-
Net income (loss)	$1,829	$195	$21,415	$(1,199)
Net income (loss) per share – basic	$0.11	$0.01	$1.30	$(0.07)
– diluted	$0.11	$0.01	$1.28	$(0.07)
Weighted average number of shares used in computing net income (loss) per share – basic	16,478,742	16,486,969	16,498,557	16,470,258
– diluted	16,648,229	16,498,832	16,689,548	16,470,258

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30,	As of December 31,
(in thousands, except shares and per share data)	2022	2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$37,577	$14,519
Accounts receivable, net	7,396	12,130
Inventories	2,350	1,759
Prepaid and other current assets	4,207	2,837
Total current assets	51,530	31,245
Property and equipment, net	474	605
Intangibles, net	74	146
Deposits	36	75
Deferred tax asset	1,602	-
Operating lease right-of-use assets, net	1,043	169
Total assets	$54,759	$32,240
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$4,883	$4,058
Product warranties	302	508
Operating lease liabilities, current portion	220	174
Loan payable	-	51
Income tax payable	233	-
Deferred revenue, current portion	1,012	1,172
Total current Liabilities	6,650	5,963
Operating lease liabilities, net of current portion	846	-
Deferred revenue, net of current portion	139	262
Total liabilities	7,635	6,225
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	-	-

Common stock, $0.01 par value – 50,000,000 authorized; 16,815,011 issued and 16,601,355 outstanding at September 30, 2022; 16,694,311 issued and 16,617,274 outstanding at December 31, 2021	169	167

Additional paid-in capital	44,921	44,115
Treasury stock, 213,656 and 77,037 shares at cost, at September 30, 2022 and December 31, 2021, respectively	(1,439)	(325)
Retained earnings (Accumulated deficit)	3,473	(17,942)
Total stockholders’ equity	47,124	26,015
Total liabilities and stockholders’ equity	$54,759	$32,240

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